Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of DRS Technologies, Inc. of our report dated December 14, 2004, except as to the stock split described in Note O, the acquisitions described in Note N and P and the matter described in Note Q which are as of November 18, 2005, relating to the financial statements of Engineered Support Systems, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri

December 21, 2005